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                                                                   EXHIBIT 10.64

                      SETTLEMENT AND TERMINATION AGREEMENT

        This Settlement and Termination Agreement (the "Agreement") is entered into between Big Buck Brewery & Steakhouse, Inc. ("Big Buck") and Opry Mills Limited Partnership ("Opry Mills") on this 28th day of March 2002.

        WHEREAS, on November 9, 2000, Big Buck and Opry Mills entered into a commercial lease (the "Lease") for 20,046 square feet of space in a one-level building in Opry Mills (the "Demised Premises").

        WHEREAS, disputes have arisen between the parties which resulted in the initiation of litigation by Opry Mills against Big Buck, including not only a Complaint filed in Davidson County Chancery Court (the "Complaint"), but an unlawful detainer warrant in Davidson County General Sessions Court (the "Eviction Action"), which seeks both a monetary judgment for unpaid rent and that legal possession of the Demised Premises be returned to Opry Mills. The Complaint and Eviction Action were both removed by Big Buck to Federal Court, and the consolidated action is now styled OPRY MILLS LIMITED PARTNERSHIP V. BIG BUCK BREWERY & STEAKHOUSE, INC., United States Federal Court, Middle District of Tennessee, Case No. 3:01-1417 (collectively the "Litigation").

        WHEREAS, the parties entered into an Agreement on March 14, 2002, in which they agreed that Big Buck would grant to Opry Mills possession of the Demised Premises, with both parties reserving all rights and claims (the "Possession Agreement").

        WHEREAS, the parties have now agreed to a full and complete resolution and settlement of all of the issues raised in the Litigation, including a payment by Big Buck to Opry Mills for a termination of the Lease and dismissal of the Litigation with prejudice.

        Now, therefore, for valuable consideration, the parties agree as follows:

        1. Big Buck shall pay to Opry Mills a Termination Fee (the "Fee"), as described in paragraph 2 below.

        2. Big Buck shall have two options for the payment of the Fee: (a) Payment to Opry Mills of the sum of two hundred thousand dollars ($200,000) (the "Payment Option 1") on or before March 29, 2002; or (b) if Payment Option 1 is not made on or before March 29, 2002, Big Buck shall pay to Opry Mills, on or before April 30, 2002, the sum of three hundred twenty five thousand dollars ($325,000) ("Payment Option 2"). The Fee will be in the form of certified funds payable to Opry Mills Limited Partnership or wire transferred in to an account to be provided by counsel for Opry Mills.

        3. Except for the specific obligations set out in Paragraph 6 of this Agreement, upon the timely receipt of the Fee: (a) an Agreed Order will be submitted which will dismiss the Litigation with prejudice; (b) the Lease and obligations and duties of the parties pursuant to the Lease are and will be formally terminated, null and void; and (c) the parties do hereby release and forever discharge each other, together with any person, firm or entity with which the parties are or may heretofore have been affiliated, and their successors, assigns, officers, directors, agents, employees, and attorneys, of and from any and all manner of action or actions of any nature whatsoever related to the Lease, the Litigation and/or the Demised Premises.

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        4. Big Buck agrees that Opry Mill's agreement to the amount of the Fee as set forth in Paragraph 2 is a compromise and settlement of Opry Mill's total claims against Big Buck, and if the Fee is not timely paid, Opry Mills shall have the right to seek any and all damages against Big Buck in the Litigation, and can claim amounts and damages in excess of the amount of the Fee.

        5. As an independent obligation, which will survive the releases set out in Paragraph 3, Big Buck agrees to, no later than April 30, 2002, provide to Opry Mills a full and complete release of lien and claims from any and all suppliers, contractors or laborers which performed any work or supplied any materials to the Demised Premises. Big Buck also agrees to indemnify, defend and hold Opry Mills harmless from any and all claims or action taken against Opry Mills, or the Demised Premises, by any unpaid supplier, contractor or laborers which performed any work or supplied any materials to the Demised Premises. To the extent that any mechanic's lien is filed against the Demised Premises and also perfected according to Tennessee law, and not released, Big Buck also agrees to, pursuant to Tennessee law, file a bond with the Davidson County Register's office to formally discharge the claimed lien.

        6. This Agreement constitutes the entire settlement agreement and understanding between the Plaintiff and the Defendants concerning the subject matter hereof and supersedes and replaces all prior negotiations, proposed agreements and agreements written and oral thereto.

        7. By entering into this Agreement the parties do not admit any liability. Except as required by law, the parties agree to keep the amount of the Fee paid by Big Buck confidential.

OPRY MILLS LIMITED PARTNERSHIP

By: Opry Mills, L.L.C.
    Its General Partner

    By: The Mills Limited Partnership
        Its Manager

        By: The Mills Corporation
            Its General Partner

By: /s/ Kent Digby
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BIG BUCK BREWERY & STEAKHOUSE,
INC.

By:  /s/ William F. Rolinski
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Name:   William F. Rolinski
Title: President and Chief Executive Officer